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                                                                Exhibit 99.3

                    [letterhead of CTA Public Relations]



                                  * NEWS *

CONTACT:       Gregory B. Powell, CFA, General Manager
               Bevo Beaven, Vice President
               CTA Public Relations
               (303) 665-4200


                 MAIL-WELL REFINANCES SENIOR CREDIT FACILITY

ENGLEWOOD, CO -- July 9, 2002 - Mail-Well, Inc. (NYSE: MWL) announced today that it has refinanced its senior secured bank credit facility. The new facility provides up to $300 million of revolving availability. Mail-Well applied a portion of that availability to satisfy its obligations under the previous facility including the repayment of its term loans. Bank of America, N.A., which served as administrative agent under the previous facility, continues in that role under the new facility.

The new facility, which went into effect on June 28, 2002, utilizes a borrowing base consisting of accounts receivable, inventory and equipment to determine availability at any given time.

"We are pleased with our new credit arrangement," said Michel Salbaing, Mail-Well's Senior Vice President and Chief Financial Officer. "It allows us more financial flexibility to manage the strategic planning process and weather the current industry downturn. It is the right tool to help us achieve our strategic goals."

Headquartered in Englewood, Colo., Mail-Well specializes in three growing multi-billion market segments in the highly fragmented printing industry: commercial printing, envelopes and printed office products. These divisions achieved sales of $1.9 billion in 2001. Mail-Well divested its label division in May 2002. Mail-Well has approximately 12,000 employees and more than 85 printing facilities and numerous sales offices throughout North America.

                                  - more -

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This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitor's actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

News Releases and other information on Mail-Well can be accessed at www.mail-well.com.

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